Exhibit 10.5

 AMENDMENT #2 TO WARRANT AGREEMENT

OUTLOOK THERAPEUTICS, INC.

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS WARRANT AGENT

THIS AMENDMENT #2, dated effective as of December 23, 2019 (“Amendment #2”), to the Warrant Agreement, dated as of April 12, 2019, as amended June 11, 2019 (the “Warrant Agreement”), by and between Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”). Capitalized terms used but not defined in this Amendment #2 shall have the meaning ascribed to them in the Warrant Agreement.

WHEREAS, the Company and the Warrant Agent entered into that certain Warrant Agreement relating to, among other things, the issuance of 15-Month Warrants and Five-Year Warrants to purchase shares of the Company’s common stock, $0.01 par value per share, each at an exercise price of $2.90 per share;

WHEREAS, pursuant to Section 8.8 of the Warrant Agreement, the Company and the Warrant Agent may amend the Warrant Agreement with the written consent of the registered holders of Warrants equal to at least 67% of the Warrant Shares issuable upon exercise of all then outstanding Warrants;

WHEREAS, the Company and the registered holders of Warrants equal to at least 67% of the Warrant Shares issuable upon exercise of all outstanding Warrants desire to amend the Warrant Agreement to (i) decrease the exercise price of the Warrants, as set forth in Section 3.1 of the Warrant Agreement, to $0.2320, (ii) amend the Expiration Date for both the 15-Month Warrants and Five-Year Warrants, as set forth in Section 3.2 of the Warrant Agreement, to 5:00 p.m. Eastern time on December 24, 2019, (iii) provide for automatic net exercise pursuant to Section 3.3.8 of the Warrant Agreement immediately prior to expiration, and (iv) amend the current Section 3.3.10 “Limitations on Exercise” to include terms of abeyance and a carve-out for BioLexis Pte. Ltd. (collectively, the “Amendments”);

WHEREAS, the Company, in exchange for the consent of the Holders, to further covenant to the Holders, certain matters related to the Amendments; and

WHEREAS, the registered holders of Warrants equal to at least 67% of the Warrant Shares issuable upon exercise of all currently outstanding Warrants have given their written consent to approve the Amendments.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company and the Warrant Agent agree as follows:

1.	Amendments.

a.	Section 3.1 of the Warrant Agreement is amended and restated as follows:

“3.1             Exercise Price. The exercise price per whole share of the Common Stock under each Warrant shall be $0.2320, subject to adjustment hereunder (the “Exercise Price”).

b.	Section 3.2 of the Warrant Agreement is amended and restated as follows:

“3.2             Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., Eastern time on December 24, 2019 (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall be automatically “cashless exercised” in accordance with Section 3.3.8 hereto, and thereafter, all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the applicable Expiration Date.

c.	The first paragraph of Section 3.3.8 of the Warrant Agreement is amended and restated as follows:

“3.3.8          Optional Cashless Exercise. A Cashless Exercise (as defined below) may occur (i) in the case of the 15-Month Warrants only, in whole or in part for a number of whole 15-Month Warrant Shares, after May 12, 2019 (the “Cashless Date”), if the Weighted Average Price of the Common Stock on any single Trading Day on or after the Cashless Date and prior to the date of such Cashless Exercise fails to exceed the Exercise Price in effect as of the date hereof (subject to adjustment for any stock splits, stock dividends, stock combinations, recapitalizations and similar events) in which event, in lieu of the formula below, the aggregate number of 15-Month Warrant Shares issuable in such cashless exercise pursuant to any given Exercise Notice electing to effect a Cashless Exercise shall equal the product of (x) the aggregate number of 15-Month Warrant Shares for which the 15-Month Warrants are exercised as if such exercise were by means of a cash exercise rather than a Cashless Exercise and (y) 0.80; (ii) subject only to the Warrant Abeyance (as defined below), at any time during the term of this Warrant Agreement, and (iii) subject only to the Warrant Abeyance (as defined below), automatically, without any further action required by the registered holder, immediately prior to 5:00 p.m. on the Expiration Date, if not exercised for cash pursuant to Section 3.3.1 hereof prior to such time, then the Warrants may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holder shall be entitled to receive a number of Warrant Shares determined according to the following formula (a “Cashless Exercise”):”

d.	Current Section 3.3.10 is hereby amended and restated to include the terms of abeyance in a second paragraph and a carveout from the limitations for BioLexis Pte. Ltd. in a third paragraph as follows:

“3.3.10        Notwithstanding anything herein to the contrary, in the event that the exercise in full of the Warrants, pursuant to the automatic net exercise provision of Section 3.3.8 herein, would cause such Holder to exceed the Maximum Percentage, the Company shall only issue such number of shares of Common Stock to such Holder that would not cause the Holder to exceed the Maximum Percentage with the balance to be held in abeyance until written notice from the Holder that the balance (or portion thereof) may be issued in compliance with the Maximum Percentage (the “Warrant Abeyance”).

Notwithstanding anything herein to the contrary, BioLexis Pte. Ltd., a Holder, shall not be subject to the restrictions on beneficial ownership provided in this paragraph 3.3.10.”

For the avoidance of doubt, other than adding the second and third paragraphs, Section 3.3.10, as amended, shall not otherwise be affected.

2.	Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment #2 to be duly executed as of the date first above written.

COMPANY: Outlook Therapeutics, Inc.

By:	/s/ Lawrence A. Kenyon
Name: Lawrence A. Kenyon
Title: President, CEO and CFO

WARRANT AGENT: American Stock Transfer & Trust Company, LLC

By:	/s/ Michael Legregrin
Name: Michael Legregrin
Title: Senior Vice President

[Signature Page to Amendment #2 to Warrant Agreement]